Exhibit 99.1

Virtual Radiologic Corp. Reports First Quarter 2008 Revenue Growth of 29%
Company Reaffirms Annual Guidance for 2008

First Quarter 2008 Highlights

•                  Revenue up 29% to $23.3 million

•                  Adjusted EBITDA(1) up 60% to $4.0 million

•                  Adjusted net income(2) of $1.9 million; Adjusted diluted earnings per share(3) (EPS) of $0.11

•                  GAAP net income of $2.0 million; GAAP EPS of $0.12

MINNEAPOLIS, Minn., April 28, 2008 — Virtual Radiologic Corp. (NASDAQ: VRAD), a leading national provider of teleradiology services, today reported financial results for its first quarter ended March 31, 2008.

First Quarter Results

Total revenues increased 29% to $23.3 million for the quarter ended March 31, 2008, compared to $18.1 million for the quarter ended March 31, 2007.  The increase in revenue over the first quarter of 2007 was entirely from organic growth and resulted from a 14% increase in the number of hospitals and medical facilities served to 838 as of March 31, 2008, which represents approximately 13% of all hospitals in the United States.  In addition, same-site volume growth(4) was 15% over the first quarter of 2007.

Adjusted EBITDA increased 60% to $4.0 million for the quarter ended March 31, 2008, compared to $2.5 million for the quarter ended March 31, 2007.  This increase resulted primarily from continued improvement in radiologist efficiency during the first quarter of 2008, brought about by continuing advancements in both our distributed network infrastructure and our radiologist support services.  In addition, sales, general and administrative expenses as a percentage of revenue decreased to 37% for the first quarter of 2008, compared to 38% for the first quarter of 2007, resulting from continued improvement in our operating leverage.

Adjusted net income was $1.9 million for the quarter ended March 31, 2008, compared to $1.6 million for the quarter ended March 31, 2007, resulting in adjusted diluted earnings per share of $0.11 and $0.10, respectively.

GAAP net income was $2.0 million for the quarter ended March 31, 2008, compared to $1.0 million for the quarter ended March 31, 2007, resulting in diluted earnings per share of $0.12 and $0.08, respectively.

2008 Guidance

The company reaffirms the guidance previously provided for 2008:

•        Revenue of $115 million to $120 million

•        Adjusted EBITDA of $25 million to $27 million

•        Adjusted net income of $13.8 million to $15.1 million; Adjusted EPS of $0.80 to $0.87

•        The Company completed its acquisition of Diagna Radiology, LLC on April 14, 2008 and expects the acquisition to contribute between $3.0 million and $3.5 million in incremental revenue and be neutral to 2008 adjusted earnings per share.

Management Comments and Business Outlook

“We are pleased with our continued strong growth in revenue and profitability during the first quarter of 2008,” said Sean Casey, Virtual Radiologic’s Chairman and Chief Executive Officer. “During the quarter we contracted with an additional 22 customers representing 34 facilities while generating a 15% increase in same-site volume. We are also excited about our acquisition of Diagna Radiology, which provides us with greater exposure to medical facilities in the Pacific Northwest, as well as several areas throughout the Midwest. As we move into our peak summer months, we expect our seasonality trends to remain consistent with those we have experienced in prior years and we believe the market fundamentals underlying our business remain attractive.”

Notes Regarding the Use of Non-GAAP Financial Measures

The Company records its results of operations in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  In addition, the Company is providing certain supplemental non-GAAP information which the Company believes to be an important indicator of its financial performance.  These financial measures are not financial measures under GAAP and the Company’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.  The Company uses the following non-GAAP financial measures:

•      Adjusted EBITDA – operating income excluding the effects of depreciation and amortization and non-cash stock-based compensation expense;

•      Adjusted net income – net income available to common stockholders excluding the effects of non-controlling interest, non-cash stock-based compensation, net of tax and Series A Cumulative Redeemable Convertible Preferred Stock decretion;

•      Adjusted diluted earnings per share – adjusted net income divided by pro-forma diluted shares outstanding; and

•      Pro-forma diluted shares outstanding – weighted average diluted shares outstanding plus the additional weighted average common shares that would have been outstanding had the Company’s initial public offering been completed as of the beginning of the applicable reporting period.

The Company presents these non-GAAP financial measures because it believes that they are a useful indicator of its performance and on going operations.  The Company’s management also uses these non-GAAP financial measures in order to review and assess its operating performance and its management team in connection with certain incentive programs and the preparation of its financial projections.  In addition, the Company believes that these non-GAAP financial measures are useful to investors because such measures are frequently used by securities analysts to measure a company’s operating performance without regard to certain items, such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company.  However, the Company’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Adjusted EBITDA, Adjusted net income, Adjusted diluted earnings per share and Pro-forma diluted shares outstanding are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to operating income, net income, earnings per share or any other performance measures derived in accordance with GAAP.

Conference Call Information

The Company will be hosting a conference call April 28, 2008 at 3:30 P.M. central DST to discuss these results and provide a general business update.  Participants can access the call by dialing (877) 604-9670 (within the United States and Canada), or (719) 325-4924 (outside the United States and Canada).  A live webcast of the conference call will be available on the Company’s corporate web site at http://ir.virtualrad.com under “Events and Presentations.”  A replay of the call will be available approximately three hours after the call has ended and will be available until 11:59 P.M. eastern DST on Wednesday, May 28, 2008.  To access the replay, dial (719) 457-0820 and use passcode 4834264.

Contact

John Waelti

Director of Investor and Public Relations

(952) 392-1196

About Virtual Radiologic

Virtual Radiologic Corporation (http://www.virtualrad.com) provides teleradiology solutions to radiology practices and medical centers throughout the United States. Utilizing market-leading, proprietary workflow technology, Virtual Radiologic’s predominantly U.S.-based physicians perform preliminary and final read interpretations for emergent and non-emergent needs - day or night, 365 days a year. Virtual Radiologic’s American Board of Radiology-certified radiologists are collectively licensed in all 50 states. Virtual Radiologic is Joint Commission-certified and serves hundreds of clients supporting more than 800 medical facilities.

Safe Harbor for Forward-Looking and Cautionary Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, in particular, statements about our plans, objectives, strategies and prospects regarding, among other things, our business and results of operations. These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of Virtual Radiologic Corporation to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Statements that are not historical facts in this press release are forward-looking statements that involve certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Except as required by applicable law, Virtual Radiologic Corporation undertakes no duty to update these forward-looking statements due to new information or as a result of future events.

SOURCE: Virtual Radiologic Corporation

http://www.virtualrad.com

(1)     Adjusted EBITDA consists of operating income excluding the effects of depreciation and amortization and non-cash stock-based compensation expense. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted EBITDA.

(2)              Adjusted net income consists of net income available to common stockholders excluding the effects of non-controlling interest, non-cash stock-based compensation, net of tax and Series A Cumulative Redeemable Convertible Preferred Stock decretion.  See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted net income.

(3)              Adjusted diluted earnings per share consists of adjusted net income divided by pro-forma diluted shares outstanding. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to adjusted diluted earnings per share.

(4)              Same-site volume growth measures the percentage increase in the number of reads over the comparable prior year period generated by a facility that has been under contract for at least three months at the beginning of the measurement period and remains a customer throughout that period.

VIRTUAL RADIOLOGIC CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007

Revenue	$23,320	$18,102

Operating costs and expenses
Professional services	10,367	8,599
Sales, general and administrative	8,735	6,929
Depreciation and amortization	855	498
Total operating costs and expenses	19,957	16,026

Operating income	3,363	2,076

Other (expense) income
Interest expense	—	(6)
Interest income	176	43
Total other income	176	37
Income before non-controlling interest and income tax	3,539	2,113

Non-controlling interest expense	4	680
Income before income tax expense	3,535	1,433

Income tax expense	1,535	392
Net income	2,000	1,041

Series A Cumulative Redeemable Convertible Preferred Stock decretion	—	4,774
Net income available to common stockholders	$2,000	$5,815

Earnings per common share
Basic	$0.12	$0.56
Diluted	$0.12	$0.08
Weighted average common shares outstanding
Basic	16,616	6,726
Diluted	17,268	12,885

SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES (Unaudited) (in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Adjusted EBITDA(1)	$4,005	$2,496
Adjusted net income(1)	$1,883	$1,663
Adjusted diluted earnings per share(1)	$0.11	$0.10
Pro-forma diluted shares outstanding(1)	17,268	16,885

(1) See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations” for more information related to the non-GAAP financial measures presented in this table.

VIRTUAL RADIOLOGIC CORPORATION

SUPPLEMENTAL INFORMATION AND NON-GAAP RECONCILIATIONS

(Unaudited)

(in thousands, except per share data)

The following table reconciles the GAAP financial measure of Operating income to the non-GAAP supplemental financial measure of Adjusted EBITDA which excludes the effects of depreciation and amortization and non-cash stock-based compensation expense.

	Three Months Ended March 31,
	2008	2007

Reconciliation of Operating income to Adjusted EBITDA:

Operating income	$3,363	$2,076
Depreciation and amortization	$855	$498
Physician non-cash stock-based compensation	(495)	(105)
Employee non-cash stock-based compensation	282	27
Adjusted EBITDA(1)	$4,005	$2,496

(1)Adjusted EBITDA as presented herein for the quarter ended March 31, 2007 excludes other non-recurring expenses of $336,000 as previously reported in Virtual Radiologic’s registration statement on Form S-1.

The following table reconciles the GAAP financial measure of Net income available to common stockholders to the non-GAAP supplemental financial measure of Adjusted net income which excludes the effects of non-controlling interest, non-cash stock-based compensation expense, net of tax and Series A Cumulative Redeemable Convertible Preferred Stock decretion, and presents the related adjusted diluted earnings per share.

	Three Months Ended March 31,
	2008	2007

Reconciliation of Net income available to common stockholders to Adjusted net income:

Net income available to common stockholders	$2,000	$5,815
Non-controlling interest expense	4	680
Physician non-cash stock-based compensation, net of tax	(281)	(77)
Employee non-cash stock-based compensation, net of tax	160	19
Series A Cumulative Redeemable Convertible Preferred Stock decretion	—	(4,774)
Adjusted net income	$1,883	$1,663

Adjusted diluted earnings per share	$0.11	$0.10

Reconciliation of Weighted average common shares outstanding to Pro-forma diluted shares outstanding:

Weighted average diluted shares outstanding	17,268	12,885
Assumed issuance of weighted average common shares from initial public offering(1)	—	4,000
Pro-forma diluted shares outstanding	17,268	16,885

(1)Assumes that the issuance of 4.0 million shares of common stock, which occurred in conjunction with the completion of the Company’s initial public offering on November 14, 2007, occurred on January 1, 2007.

VIRTUAL RADIOLOGIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS AND SELECTED OPERATING DATA

(Unaudited)

	As of March 31, 2008	As of December 31, 2007
	(in thousands)

Cash and cash equivalents	$33,496	$33,487
Accounts receivable, net	13,152	12,486
Other current assets	4,177	5,104
Non-current assets	12,223	8,359
Total assets	$63,048	$59,436

Current liabilities	$8,629	$8,870
Non-current liabilities	856	228
Total liabilities	9,485	9,098
Non-controlling interest	12	8
Total stockholders’ equity	53,551	50,330
Total liabilities and stockholders’ equity	$63,048	$59,436

	As of March 31,
	2008	2007
Affiliated radiologists providing services	116	75
Affiliated radiologists under contract	138	105
Customers	491	411
Hospitals and other medical facilities served	838	736

	Three Months Ended March 31,
	2008	2007

Total reads	470,694	352,149
Percentage growth over prior year period	34%	91%
Same-site volume growth(1)	15%	19%
Percentage of revenue from final reads	23%	23%

(1) Same-site volume growth is calculated as the percentage increase in the number of reads over the comparable prior year period generated by a facility that has been under contract for at least three months at the beginning of the measurement period and remains a customer throughout that period.